Finance of America Completes Acquisition of Reverse Mortgage Assets from Onity
The acquisition reinforces Finance of America's position as the nation's leading provider of home equity-based retirement solutions
PLANO, Texas--(Business Wire)-- Finance of America Reverse LLC (“Finance of America” or the “Company”), a subsidiary of Finance of America Companies Inc. (NYSE: FOA) and the nation’s leading provider of home equity-based retirement solutions, today announced the completion of its acquisition of reverse mortgage servicing rights (MSRs) from Onity Group Inc.’s subsidiary, Onity Mortgage Corporation. The all-cash transaction includes approximately 20,000 Ginnie Mae home equity conversion mortgage loans representing $5.2 billion in unpaid principal balance.
The acquisition significantly expands Finance of America’s HECM servicing portfolio and customer base, positioning the Company to serve more homeowners age 55 and older seeking responsible home equity access. In connection with the transaction, Finance of America has engaged Onity Mortgage as a subservicer under a three-year agreement, enabling operational continuity and allowing Finance of America to diversify its servicing footprint with a talented subservicing partner.
“Completing this transaction represents an important milestone in our growth strategy,” said Graham Fleming, Chief Executive Officer of Finance of America. “We are pleased to welcome these customers to our platform while establishing a meaningful servicing relationship with Onity. This acquisition strengthens our market leadership and enhances our ability to deliver innovative reverse mortgage solutions to more American homeowners.”
Additional information regarding today’s announcement can be found in Finance of America Companies Inc.’s Current Report on Form 8-K concurrently filed with the Securities and Exchange Commission (“SEC”), which is available free of charge at the SEC’s website at www.sec.gov and on Finance of America’s website at https://ir.financeofamericacompanies.com.

About Finance of America

Finance of America Reverse LLC dba Finance of America (NMLS 2285 Equal Housing Opportunity) is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home and is the consumer brand and reverse mortgage operating subsidiary of its parent company, Finance of America Companies Inc. (NYSE: FOA) (“Finance of America Companies”). In addition to the reverse mortgage business, Finance of America Companies offers capital markets and portfolio management capabilities primarily to optimize the distribution of its originated loans to investors. Finance of America Companies is headquartered in Plano, Texas. For more information, please visit www.financeofamericacompanies.com.

Contacts
For Finance of America Media Relations: pr@financeofamerica.com
For Finance of America Investor Relations: ir@financeofamerica.com